                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          Color-Spec Technologies, Inc.
               ---------------------------------------------------
               (exact name of registrant specified in its charter)

         Colorado                      3826                     84-1527159
------------------------    --------------------------    ----------------------
(State of incorporation)        (Primary Standard             (IRS Employer
                            Industrial Classification)    Identification Number)

                3225 East Second Avenue - Denver, Colorado 80206
       -------------------------------------------------------------------
                    (Address of principal executive offices)

                          F. Jeffrey Krupka, President
                          Color-Spec Technologies, Inc.
                             3225 East Second Avenue
                             Denver, Colorado 80206
                             ----------------------
                     (Name and address of agent for service)

                                 (303) 393-7901
                                 --------------
          (Telephone number, including area code, of agent for service)

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

                                   ----------

              If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                   ----------

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                             CALCULATION OF REGISTRATION FEE

======================================================================================================
                                    Proposed Maximum       Maximum         Amount of
Title of Each Class of Securities     Amount to be     Offering Price      Aggregate      Registration
       to be Registered                Registered      Per Security(1)   Offering Price       Fee
------------------------------------------------------------------------------------------------------

Common Stock, $0.001 par value          1,000,000           $0.50           $500,000          $139

------------------------------------------------------------------------------------------------------
        TOTAL
        $139
======================================================================================================

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the "Act").

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.

                          Color-Spec Technologies, Inc.

    Cross Reference Sheet Furnished Pursuant to Rule 501(b) of Regulation S-K

         Item No. and Caption                        Caption in Prospectus

 1.      Forepart of the Registration                Facing page of the Registration
         Statement and Outside Front                 Statement and Outside Front
         Cover Page of Prospectus                    Cover Page of Prospectus

 2.      Inside Front and Outside Back               Inside Front and Outside Back
         Cover Pages of Prospectus                   Cover Pages of Prospectus

 3.      Summary Information and Risk                Prospectus Summary; Risk
         Factors                                     Factors

 4.      Use of Proceeds                             Use of Proceeds

 5.      Determination of Offering Price             Front Cover Page of Prospectus;
                                                     Risk Factors;
                                                     Prospectus Summary

 6.      Dilution                                    Dilution; Risk Factors

 7.      Selling Security holders                    Not Applicable

 8.      Plan of Distribution                        Front Cover Page of Prospectus;
                                                     Plan of Distribution

 9.      Legal Proceedings                           Legal Proceedings

10.      Directors, Executive Officers               Management
         Promoters and Control Persons

11.      Security Ownership of Certain               Principal Shareholders
         Beneficial Owners and
         Management

12.      Description of the Securities               Description of Securities;
         to be Registered                            Plan of Distribution

13.      Interest of Named Experts                   Legal Matters
         and Counsel

14.      Statement as to                             Undertakings
         Indemnification

15.      Organization Within Five                    Prospectus Summary;
         Years                                       Business; Dilution; Management;
                                                     Certain transactions;
                                                     Principal Shareholders

16.      Description of Business                     Business

17.      Management's Discussion and                 Management's Discussion and
         Analysis or Plan of Operation               Analysis

18.      Description of Property                     Business

19.      Certain Relationships and                   Business; Management
         Related Transactions                        Certain Transactions

20.      Market for Common Equity                    Risk Factors
         and Related Stockholder Matters

21.      Executive Compensation                      Executive Remuneration

22.      Financial Statements                        Financial Statements

23.      Changes In and Disagreements                Not Applicable
         With Accountants on Accounting
         and Financial Disclosure

24.      Indemnification of                          Part II
         Directors and Officers

25.      Other Expenses of                           Part II
         Issuance and
         Distribution

26.      Recent Sales of                             Part II
         Unregistered Securities

27.      Exhibits                                    Part II

28.      Undertakings                                Part II

                Subject to Completion, Dated February     , 2001
                                   PROSPECTUS
                          Color-Spec Technologies, Inc.
                             3225 East Second Avenue
                             Denver, Colorado 80206
                                 (303) 393-1600

                                  THE OFFERING

         This Offering involves the sale of up to 1,000,000 shares of common stock at a price of $0.50 per share. Color-Spec Technologies, Inc. plans to sell shares of common stock directly to investors on a "best efforts minimum-maximum" basis, for the period of effectiveness of this Prospectus, in a minimum amount up to $250,000 and a maximum amount of up to $500,000. Color-Spec Technologies, Inc. shares of common stock currently do not trade in any market. References in this document to "us," "we," or "the Company" refer to Color-Spec Technologies, Inc., its predecessor and its subsidiaries.

                 THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK.
                 PLEASE REFER TO RISK FACTORS BEGINNING ON PAGE

The Securities and Exchange Commission (SEC) and state securities regulators have not approved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. Please read this prospectus carefully. It describes our Company, finances and services. Federal and state securities laws require that we include in this prospectus all the important information that you will need to make an investment decision.

You should rely only on the information contained in this prospectus to make your investment decision. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus. The following table of contents has been designed to help you find important information contained in this prospectus. We have included subheadings to aid you in searching for particular information you might want to return to. We encourage you to read the entire prospectus.

                                    Price to                  Proceeds to
                                    Public                    the Company(1)(2)
                                    --------                  -----------------
Per Share                           $   0.50                  $   0.50
Total Minimum                       $250,000                  $250,000
Total Maximum                       $500,000                  $500,000

                        (See Notes on Inside Cover Page)
                   The date of this Prospectus is     , 2001.

(1) We plan to directly sell up to 1,000,000 shares of common stock at a price of $0.50 per share on a "best efforts, minimum-maximum" basis. The term "best efforts minimum-maximum" basis means that we will use our best efforts to sell at least $250,000 of the shares of our common stock within the allotted time of ninety days from the effective date of this prospectus. During the ninety day sales period, all funds which we receive will be escrowed with Community Banks of Colorado-Englewood, N.A. in an escrow account entitled Color-Spec Technologies, Inc.-Escrow Account. If we do not sell at least $250,000 of the shares of our common stock within the allotted time of ninety days from the effective date of this prospectus, we will return all funds, without interest, to purchasers. We will sell directly only through our officers and directors and will pay no commission for the sales of shares of our common stock..

(2) The proceeds to us shown in this table have been computed before deduction of other expenses relating to this Offering, including legal and accounting expenses, estimated to be approximately $40,000.

TABLE OF CONTENTS

                                                                            Page
                                                                            ----

PROSPECTUS SUMMARY                                                            4
        About our Company                                                     4
        Key facts                                                             4
RISK FACTORS                                                                  4
PLAN OF DISTRIBUTION                                                          8
THE COMPANY                                                                   8
USE OF PROCEEDS                                                              12
LITIGATION                                                                   14
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS                                          14
MANAGEMENT                                                                   16
EXECUTIVE COMPENSATION                                                       17
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT               21
CERTAIN TRANSACTIONS                                                         23
TRADING MARKET AND RELATED MATTERS                                           23
DESCRIPTION OF SECURITIES                                                    24
LEGAL MATTERS                                                                25
EXPERTS                                                                      25
AVAILABLE INFORMATION                                                        25
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS                                  F-1

                  PROSPECTUS SUMMARY

ABOUT OUR COMPANY

         We are a development stage company which intends to develop and to become a manufacturer of a product line of color comparing instruments.

         We also plan to seek, investigate and acquire controlling interests in business opportunities which are similar in nature to our business plan to develop a product line of color comparing instruments.

KEY FACTS

Total shares outstanding prior to the offering:                                 3,092,625 shares as of
                                                                                December 31, 2000

Total minimum shares being offered for sale to the public:                      500,000

Total shares to be outstanding after the minimum offering:                      3,592,625

Total maximum shares being offered for sale to the public:                      1,000,000

Total shares to be outstanding after the maximum offering:                      4,092,625

Price per share to the public:                                                  $0.50

Total proceeds raised by offering:                                              Minimum-$250,000
                                                                                Maximum-$500,000

RISK FACTORS

         The common shares which we are offering are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose their entire investment in the common shares. Before purchasing any of the common shares, you should carefully consider the following factors relating to our business and prospects.

         RECENTLY-FORMED COMPANY We were incorporated on January 1, 2000. We have and acquired technology which has only been in existence since 1999. We have not begun operations yet. Therefore, we have not engaged in any substantial business activity over a sustained period of time, and thus cannot be said to have a successful operating history. As a result, we no relevant financial information upon which you may judge our potential. We expect to incur losses in the near future as we develop our business plan. We may not ever become profitable. As a new enterprise, we expect to experience under-capitalization, shortages, setbacks and many of the problems, delays and expenses encountered by any early stage business, many of which are beyond our control. These include:

        - substantial delays and expenses related to testing and development of our new products,

        - production and marketing problems encountered in connection with our new and existing products and technologies,

        -   competition from larger and more established companies, and

        -   lack of market acceptance of our new products and technologies.

        LACK OF PROFITABILITY-GOING CONCERN We expect to incur operating losses in the future. We may never develop sales. Further, sales of our products may never generate sufficient revenues to fund our continuing operations. We may never generate positive cash flow or attain profitability. To date, we have incurred significant losses. As of December 31, 2000, our accumulated deficit was $356,469. Our accountants have raised the issue of whether we can continue as a going concern. Our principal expenses have arisen from stock-based compensation which we paid during this period. Aside from our stock-based compensation, our losses to date have resulted primarily from general and administrative expenses and the costs associated with the development of our products. We expect to incur significant costs in the foreseeable future in the development of our technology, the full amount of which we cannot determine at this time. We also expect to incur significant costs in the marketing of any products derived from this technology. With the exception of our expenses in developing our technology, we do not believe that our business would require a substantial overhead. If necessary, we would curtail our development activities so that we could continue our minimal operations indefinitely, barring any unforeseen circumstance, which we could potentially occur.

         START-UP COMPANY-INHERENTLY RISKY-COMPETITION Because we are a start-up company with limited history, our operations will be extremely competitive and subject to numerous risks. The manufacture of color comparing instruments is highly competitive with many products and companies seeking a share of the market. We expect that all of our competitors will have greater financial resources and longer operating histories than we have. We believe that our competitors can be expected to be intensely competitive. There can be no assurance that we will have the necessary resources to be competitive. We are subject to the risks which are common to start-up companies. Therefore, investors should consider an investment in us to be an extremely risky venture.

        NEED FOR ADDITIONAL FINANCING For the foreseeable future, we expect to rely principally upon our past private placement fund raising, our ability to borrow funds, the exercise of outstanding stock options, the proceeds of this Offering, and our cash flow. We cannot guarantee the success of this plan. We believe that from time to time, we will have to obtain additional financing in order to conduct our business in a manner consistent with our proposed operations.

There can be no guaranty that additional funds will be available when, and if, needed. If we are unable to obtain such financing, or if the terms thereof are too costly, we may be forced to curtail proposed expansion of operations until such time as alternative financing may be arranged, which could have a materially adverse impact on our operations and our shareholders' investment. At the present time, except for this Offering and the exercise of existing stock options, we have no definitive plans for additional financing.

         POTENTIAL INABILITY TO CONDUCT SUCCESSFUL OPERATIONS The results of our operations will depend, among other things, upon our ability to develop and to market our color comparing instruments. Further, it is possible that our proposed operations will not generate income sufficient to meet operating expenses or will generate income and capital appreciation, if any, at rates lower than those anticipated or necessary to sustain ourselves. Our operations may be affected by many factors, some known by us, some unknown, and some which are beyond our control. Any of these problems, or a combination thereof, could have a materially adverse effect on our viability as an entity and might cause the investment of our shareholders to be impaired or lost. Our technologies and products are in various stages of development. The development stage products may not be completed in time to allow production or marketing due to the inherent risks of new product and technology development, limitations on financing, competition, obsolescence, loss of key personnel and other factors. Although we may license or market our development technology at its current stage of development, there can be no assurance that we will be able to do so. Unanticipated technical obstacles can arise at any time and result in lengthy and costly delays or in a determination that further development is not feasible.

         While we have a limited product line, the development of some of our technologies have taken longer than anticipated and could be additionally delayed. Therefore, there can be no assurance of timely completion and introduction of improved products on a cost-effective basis, or that such products, if introduced, will achieve market acceptance such that, in combination with existing products, they will sustain us or allow us to achieve profitable operations.

         DEPENDENCE UPON TECHNOLOGY We are operating in a business which requires extensive and continuing research efforts. There can be no assurance that new products will not render our products obsolete or non-competitive at some time in the future.

         PROTECTION OF TECHNOLOGY A successful challenge to our ownership of our technology could materially damage our business prospects. We rely on a combination of patents, trademarks, copyrights, trade secret laws, confidentiality procedures and licensing arrangements to protect our intellectual property rights. We currently have two U.S. patents pending, but none are currently issued. Any issued patent may be challenged and invalidated. Patents may not issue from any of our future applications. Any claims allowed from existing or future pending patents may not be of sufficient scope or strength to provide significant protection for our products. Patents may not be issued in all countries where our products can be sold so as to provide meaningful protection or any commercial advantage to us. Our competitors may also be able to design around our patents.

         Vigorous protection and pursuit of intellectual property rights or positions characterize our industry, which has resulted in significant and often protracted and expensive litigation. Therefore, our competitors may assert that our technologies or products infringe on their patents or proprietary rights. Problems with patents or other rights could increase the cost of our products or delay or preclude new product development and commercialization by us. If infringement claims against us are deemed valid, we may not be able to obtain appropriate licenses on acceptable terms or at all. Litigation could be costly and time-consuming but may be necessary to protect our future patent and/or technology license positions or to defend against infringement claims.

         COMPETITION Technological competition from larger and more established companies is anticipated to be significant and expected to increase as we develop our business plan. Most of the companies with which we expect to compete have far greater capital resources and more significant research and development staffs, marketing and distribution programs and facilities, and many of them have substantially greater experience in the production and marketing of products. Our ability to compete effectively may be adversely affected by the ability of these competitors to devote greater resources to the sale and marketing of their products than we can. In addition, one or more of our competitors may succeed or may already have succeeded in developing technologies and products that are more effective than any of those we currently offer or are developing. In addition, there can be no guarantee that we will be able to protect our technology from being copied or infringed upon. Therefore, there are no assurances that we will ever be able to obtain and to maintain a profitable position in the marketplace.

         SUCCESS DEPENDENT UPON MANAGEMENT Our success is dependent upon the decision making of our directors and executive officers. These individuals intend to commit as much time as necessary to our business. The loss of any or all of these individuals could have a materially adverse impact on our operations. We have no employment agreement with any individuals and have not obtained key man life insurance on the lives of any of these individuals.

         NO DIVIDENDS WITH RESPECT TO COMMON STOCK We have not paid any cash dividends with respect to our Common Stock, and it is unlikely that we will pay any dividends on our Common Stock in the foreseeable future. Earnings, if any, that we may realize will be retained in the business for further development and expansion.

         FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISK This prospectus includes "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995, and we desire to take advantage of the "safe harbor" provisions in those laws. Therefore, we are including this statement for the express purpose of availing ourselves of the protections of these safe harbor provisions with respect to all of the forward-looking statements we make. The forward-looking statements in this prospectus reflect our current views with respect to possible future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties, including specifically the absence of significant revenues, financial resources, a lack of history of operations, significant competition, trading risks of low-priced stocks and those other risks and uncertainties discussed herein that could cause our actual results to differ materially from our historical results or those we anticipate. In this prospectus, the words "anticipates," "believes,""expects," "intends," "future" and similar expressions identify certain forward-looking statements. You are cautioned to consider the specific risk factors described in "Risk Factors" and elsewhere in this prospectus and not to place undue reliance on the forward-looking statements contained in this prospectus, which speak only as of the date of this prospectus. We undertake no obligation to publicly revise these forward-looking statements to reflect the effect of events or circumstances that may arise after the date of this prospectus. All written and oral forward-looking statements made subsequent to the date of this prospectus and attributable to us or persons acting on our behalf are expressly qualified in their entirety by this section.

         PLAN OF DISTRIBUTION

         We plan to directly sell up to 1,000,000 shares of common stock at a price of $0.50 per share on a "best efforts, minimum-maximum" basis. The term "best efforts minimum-maximum" basis means that we will use our best efforts to sell at least $250,000 of the shares of our common stock within the allotted time of ninety days from the effective date of this prospectus. During the ninety day sales period, all funds which we receive will be escrowed with Community Banks of Colorado-Englewood, N.A. in an escrow account entitled Color-Spec Technologies, Inc.-Escrow Account. If we do not sell at least $250,000 of the shares of our common stock within the allotted time of ninety days from the effective date of this prospectus, we will return all funds, without interest, to purchasers. We will sell directly only through our officers and directors and will pay no commission for the sales of shares of our common stock..

         THE COMPANY

GENERAL

The Company

         We are a development stage company which was organized in January 1, 2000 under the name FJK Millennium Fund III, Ltd. On January 6, 2000, we changed our name to Litigation Factoring Group, Inc. We were originally organized to lend funds for litigation. On September 25, 2000, we acquired the technology and ancillary rights to permit us to develop operations in the color comparing business. In October, 2000, we changed our name to Color-Spec Technologies, Inc.

         In the immediate future, we are seeking additional financing for our working capital requirements, for additional research and development, and for development of our operations.

         If circumstances are favorable, we may also seek, investigate and acquire controlling interests in business opportunities that are similar in nature to our existing business plan in order to further grow us.

Risks

         As we implement our business plan, our working capital requirements can be expected to increase. Our ability to quickly bring our technology to market will be a significant factor in meeting our working capital needs. We will incur operating losses in the coming year. We cannot say when, if ever, we will be profitable.

BUSINESS

Products

         We have three products concurrently under development. Our first product is the Color-Spec Pocket-Spec, which is the size of a utility knife and lightweight, and can be carried in the user's pocket. We believe that the product will have the capability of resolving approximately 75,000 color shades, displayed in a red, green, blue (RGB) percentage. This product is designed to provide an affordable means of comparing color in the consumer market place, such as the home improvement market and model makers.

         Our second product, the Color-Spec Pocket-Spec Pro, is derived from the same technology, and will target the professional market. These markets include the professional painters, plastic injection molding, printing and silk-screening providers, interior decorators and commercial paint companies. This product is designed to have all of the capabilities of the first product with the addition of the ability to use an AC/DC wall mount adapter, and be able to program color charts, such as a paint chart, for Original Equipment Manufacturers (OEM) to be able to use. The display on this model would provide more characters to display, with a potential RGB percentage accuracy of 0.5%. This degree of accuracy will provide the resolution required for evaluating approximately one million color shades.

         Our third product is the Color-Spec Pocket-Spec PC. This product allows for multiple measurements and is capable of storing multiple data points for transfer to a database, either through a serial port or by a RF link. The product is a probe device that interfaces to a Pocket PC, such as a Palm, Handspring, Compaq's Pocket PC or IBM Workpad, a palmtop size PC, laptop PC or workstation PC. The market arena for the probe device is for anyone that has a need to measure color and is knowledgeable in using a "pocket" PC, palmtop computer, Windows based PC or an Apple0 brand computer. This product is geared towards the quality assurance (QA) market. Multiple software files, written for each of the different operating systems, will accompany the device.

Technology

         All electronic components used within our products are readily available. All optical, mechanical and packaging components are proprietary to us, but use standard injection mold practices for manufacturing of these components.

Sales

         Our sales strategy is to pursue targeted accounts through a combination of direct sales for OEM customers, on-line sales, and a series of resellers and strategic alliances. Through the resellers and alliances, we believe that we will be able to leverage additional sales, marketing and deployment activity.

Marketing

         Our marketing programs will be designed to target consumers and professionals who have a need to compare color. Our plan is to develop strategic alliances to help extend the reach of our presence in the marketplace. We developed a market analysis report which identified numerous markets for our products, including:

         Do-It-Yourself Home-Improvement Warehouse Stores

         In many instances during a home improvement project, there is a need to match paint, tile to paint, wallpaper to paint, tile to wallpaper, etc. For example, paint was purchased and used several years earlier on a home, and that paint color is no longer available by the original manufacturer. Therefore, a match from a different manufacturer is needed. Typically, a paint sample is needed in order to have a match done at a paint retailer. If a color-comparing instrument is not present at this location, the sample is sent to another outlet for matching. The present cost of such instruments is high. Therefore, not all outlets have a color-comparing instrument.

         A low cost, portable instrument would allow any outlet to service a customer, or allow the consumer to use the instrument during the home improvement project. A consumer could purchase the instrument to verify color, or compare colors during the project. We plan to market the Color-Spec Pocket-Spec through the large hardware and home improvement centers, such as Home Depot, Ace Hardware, Loews, TruServe, and Sears Hardware.

         Professional Painters, Interior Decorators and Paint Manufacturers

         Assistance in color matching paint, stucco, or textile swatch samples for professional painters, interior decorators, general contractors and paint manufacturers, is provided by the use of the Color-Spec Pocket-Spec on site, thus avoiding the need to bring a print sample into a store to match it. The device has the capability of being programmed with a color code look-up table of a paint manufacturing company. This ability to add in a look-up table provides an OEM market with paint manufacturers as well.

         Plastic Injection Mold & Auto Trim Parts & Panels

         The Color-Spec instrument, as a color comparator, is useful as a device for color matching quality control in injection mold and industrial painting facilities. Many clients need plastic components or metal enclosures molded or painted to a specific or company color. Instead of relying upon visual color matching, a color chip is used as an analytical color reference to determine a RGB%, plus or minus an allowable percentage.

         This instrument will have the capability to provide immediate analytical data to the process technician. In the injection mold industry, a tool is usually left in the injection mold machine until the client has approved the color of the product being manufactured. Generally, it would be more cost effective to remove the tool and replace it with another tool and program in the process than to leave the first tool in place. However, the present practice is to leave the took in place until approved by the client. Having a tool to quickly verify the color processing would eliminate the risk of manufacturing the product and better utilize the injection mold machine. At the present time, there are instances where the color of a product has not been approved, and that the work was completed with an incorrect color. This results in a large amount of scrap, at a cost to the manufacturing company.

         We believe that the important advantages of the Color-Spec will be the affordable price and size of the system, which permits each process technician to have a color-comparing instrument. Most injection mold companies cannot justify the present cost of one colorimeter product from the competition. The cost associated with the multiple measurement system would justify its use within the quality assurance (QA) department. This instrument is used in situations where it is necessary to document the color measurements. Multiple measurements can be performed during a single session that is immediately downloaded into a database.

         In the auto body and paint industry, the use of a color-comparing device would provide assistance in matching existing paint color. Over time, paint will fade to a different shade. The use of our product would provide a means to analytically match the faded shade. Time to formulate the paint mixture would also be reduced. Upon completion of any repair, the shop can use the device to show the customer the closeness of the match.

         Silk Screening and Printing

         In the graphics and silkscreen markets, the Color-Spec device could be used for proofing color, assist in the formulation of ink color, or silkscreen paint color, prior to starting a process, as well as to verify their work during the course of the printing or silkscreen run. The instrument may be used for exact color matching for brochures, logo or equipment appliques, or pad printing.

         Having this instrument provides immediate analytical data to the process technician. In the silkscreen and printing industry, the customer must verify and approve the color. Having a tool to verify the color processing would eliminate the risk of printing the material, and verify the printed or silkscreen material upon completion.

         Other Miscellaneous Markets

         We believe that there are many more markets that require some form of color comparison which have not been explored, such as color copy machines, the home hobbyist, model makers, rapid prototyping companies, and biologists. We will continue to examine new uses for our products. Our primary goal for these products will be to provide a low cost means to measure and compare color.

Research and Development

         We believe that strong product development capabilities are essential to our strategy of enhancing our core technology, developing additional capabilities incorporating that technology and maintaining a strategic position with our products. We have invested significant time and resources in creating a structured process for undertaking our product development. This process involves several teams and is designed to provide a framework for defining and addressing activities to bring product concepts and development projects to market successfully. In addition, we have recruited and plan to continue to recruit electronic and software engineers with experience in illumination and detection systems.

FACILITIES

         Our business office is located at 3225 East 2nd Ave., Denver, Colorado 80206. We pay $750 per month, plus one per cent of our net income to an affiliate, Platinum Financial Fund, in rent for this office space, under a five year lease from October 1, 2000, plus the actual expenses of telephone and fax. We have no research and development equipment or facilities. We use third party contractors for our research and development and plan to use third party contractors for our manufacturing activities. We share the Platinum Financial Fund office equipment in our business office.

EMPLOYEES.

As of December 31, 2000, we have no full-time employees. We have twelve part-time employees, who are subject to employment agreements. We otherwise plan to use third party contractors for our research and development and manufacturing activities.

Our future success depends in significant part upon the continued service of our key technical and senior management personnel. The competition for highly qualified personnel is intense, and there can be no assurance that we will be able to retain our key managerial and technical employees or that we will be able to attract and retain additional highly qualified technical and managerial personnel in the future. None of our employees is represented by a labor union, and we consider our relations with our employees to be good. None of our employees is covered by key man life insurance policies.

GOVERNMENT REGULATION,

         We are not subject, as a company, to any material governmental regulation or approvals. Therefore, the impact of governmental regulation is not expected to be material to our operations.

ENVIRONMENTAL LAWS.

         We have not incurred costs associated with environmental laws and do not anticipate such laws will have any significant effect on our future business.

RAW MATERIALS

         The use of raw materials is not material factor in our operations and is not expected to be material factor in the future.

BACKLOGS.

         As of December 31, 2000, we had no backlogs.

USE OF PROCEEDS

         The net proceeds which we anticipate receiving from this Offering are expected to total $460,000, if the maximum number of common shares offered are sold and $210,000 if the minimum number of common shares offered are sold. We calculated the net proceeds after deducting expenses of $40,000, which we anticipate paying out of the proceeds of this Offering for legal, accounting, printing and filing fees.

         We estimate that such net proceeds will be applied following completion of the Offering substantially as follows:

                                             Minimum                 Maximum
Application of Proceeds                      Proceeds                Proceeds
-----------------------                      --------                --------
Salaries and Administration(1)               $ 50,000                $100,000

Product Development(2)                       $ 30,000                $200,000

Repayment of Loans(3)                        $100,000                $100,000

Working Capital(4)                           $ 30,000                $ 60,000

         Total                               $210,000                $460,000

         (1) To be used for rent, payment of salaries to employees, travel, and for other general overhead purposes.

         (2) To be used for the development of our three products. With the minimum proceeds, we estimate that we will be able to complete develop of the Pocket-Spec and the Pocket-Spec Pro. With the additional proceeds up to the maximum, we will begin developing the Pocket-Spec PC. We believe that we can complete development of the Pocket-Spec PC if we achieve the maximum proceeds.

         (3) To be used to repay loans from affiliates, Advanced Gas & Oil, Inc. and Simply Aloe, LLC. As of December 31, 2000, these amounts total $10,996. We may borrow additional funds during the coming fiscal year in a total amount not to exceed $100,000 and plan to use proceeds of this Offering to repay these loans up to $100,000 on the proceeds. We have yet not identified the lenders, if any. Any proceeds not used for loans will be allocated first to product development and then to working capital.

         (4) The amount and timing of working capital expenditures may vary significantly depending upon numerous factors such as:

         - Revenues generated from anticipated operations,

         - The development of marketing and sales resources,

         - Administrative and legal expenses, and

         - Other requirements not now known or estimable.

         Future events which are now unforeseen may require a change in the allocation of the net proceeds. Any changes in proposed expenditures will be made at the discretion of our Board of Directors. Until we use the net proceeds for the above purposes, we intend to invest such funds in short-term interest-bearing investment grade obligations and deposit accounts.

         We believe that our available cash and existing sources of funding, together with the minimum proceeds of this Offering and interest earned thereon, will be adequate to maintain our current and planned operations for at least the next year.

LITIGATION

         We are not aware of any legal matter or claim pending or threatened that would have a material adverse effect on our consolidated financial position or results of operations. There are no other legal proceedings, to which we are a party, which could have a material adverse effect on us.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

         The following discussion of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and the notes thereto appearing in this Prospectus under Forward-Looking Statements

         THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS REGARDING US, OUR BUSINESS, PROSPECTS AND RESULTS OF OPERATIONS THAT ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES POSED BY MANY FACTORS AND EVENTS THAT COULD CAUSE OUR ACTUAL BUSINESS, PROSPECTS AND RESULTS OF OPERATIONS TO DIFFER MATERIALLY FROM THOSE THAT MAY BE ANTICIPATED BY SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT MAY AFFECT SUCH FORWARD-LOOKING STATEMENTS INCLUDE, WITHOUT LIMITATION: THE IMPACT OF COMPETITION ON OUR REVENUES, CHANGES IN LAW OR REGULATORY REQUIREMENTS THAT ADVERSELY AFFECT OR PRECLUDE CUSTOMERS FROM USING OUR PRODUCTS FOR CERTAIN APPLICATIONS; AND FAILURE BY US TO ADEQUATELY DEVELOP OR TO KEEP PACE WITH EMERGING TECHNOLOGIES.

         WHEN USED IN THIS DISCUSSION AS WELL AS IN OTHER ITEMS IN THIS PROSPECTUS, WORDS SUCH AS "BELIEVES", "ANTICIPATES", "EXPECTS", "INTENDS" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, BUT ARE NOT THE EXCLUSIVE MEANS OF IDENTIFYING FORWARD-LOOKING STATEMENTS. READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE OF THIS REPORT. WE UNDERTAKE NO OBLIGATION TO REVISE ANY FORWARD-LOOKING STATEMENTS IN ORDER TO REFLECT EVENTS OR CIRCUMSTANCES THAT MAY SUBSEQUENTLY ARISE. READERS ARE URGED TO CAREFULLY REVIEW AND CONSIDER THE VARIOUS DISCLOSURES MADE BY US IN THIS REPORT AND OTHER REPORTS TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION THAT ATTEMPT TO ADVISE INTERESTED PARTIES OF THE RISKS AND FACTORS THAT MAY AFFECT OUR BUSINESS.

Results of Operations

         For the fiscal year ended December 31, 2000, which includes from our date of inception on January 1, 2000, we generated no revenues. We had a net loss of $356,469, or a loss of $0.21 per share for this period. For this same period, we had total operating expenses of $358,969, which includes expense for stock-based compensation of $314,209.. We expect the expense for stock-based compensation to be non-recurring. As a result, we believe that we can operate with minimal overhead for the foreseeable future.

         We have never been profitable. Our principal expenses are directed toward attempting to bring our color comparison technology to market. Aside from our stock-based compensation, our losses to date have resulted primarily from general and administrative expenses and the costs associated with the development of our products. We expect to incur significant costs in the foreseeable future in the development of our technology, the full amount of which we cannot determine at this time. We also expect to incur significant costs in the marketing of any products derived from this technology. With the exception of our expenses in developing our technology, we do not believe that our business would require a substantial overhead. If necessary, we would curtail our development activities so that we could continue our minimal operations indefinitely. As of December 31, 2000, our accumulated deficit was $356,469.

         Our accountants have raised the issue of whether we can continue as a going concern. We plan to address this issue by operating with minimal overhead and using such funds as we get from our fund raising activities from time to time to pay for the development of our products. For the foreseeable future, we expect to rely principally upon our past private placement fund raising, our ability to borrow funds, the exercise of outstanding stock options, the proceeds of this Offering, and our cash flow. We cannot guarantee the success of this plan. There can be no guaranty that additional funds will be available when, and if, needed. If we are unable to obtain such financing, or if the terms thereof are too costly, we may be forced to curtail proposed expansion of operations until such time as alternative financing may be arranged.

         If we succeed in developing our technology and then generating sufficient revenues, we may become profitable. We cannot guarantee that this will ever occur.

Liquidity and Capital Resources

         As of the end of our fiscal year, December 31, 2000, which includes from our date of inception on January 1, 2000, we had cash of $5,393 and no cash equivalents.

         With the minimum proceeds of this Offering we feel that we will have sufficient working capital to pursue our business for one year, which includes limited development of our technology. During the next twelve months, we plan to investigate an offering of our securities, whether through a private placement and the exercise of our outstanding stock options. At the present time, we have no firm arrangements with regard to any private placement. However, we will attempt to have as many of our options exercised as possible. We do not intend to pay dividends in the foreseeable future.

         MANAGEMENT

         Our Directors and Executive Officers, their ages and present positions held as of December 31, 2000, are as follows:

         NAME                          AGE           POSITION HELD
         -------------------           ---           -------------

         F. Jeffrey Krupka             45            President, Chief Executive Officer
                                                     And Director

         Cynthia Kettl                 53            Chief Financial Officer, Secretary and
                                                     Director

         James L. Sanderson            53            Vice President and Director

         Gary Emerson                  57            Director

         Gregg Wagner                  42            Director

         Patricia Detko                56            Treasurer

         Our Directors will serve in such capacity until our next annual meeting of shareholders and until their successors have been elected and qualified. The officers serve at the discretion of our Directors. There are no family relationships among our officers and directors, nor are there any arrangements or understandings between any of our directors or officers or any other person pursuant to which any officer or director was or is to be selected as an officer or director.

         F. Jeffrey Krupka. Mr. Krupka has been our President and a Director since inception. He has also been the Chief Executive Officer of Real Estate Opportunities, Inc., a public company, since 1999. He has been the Chief Executive Officer of Platinum Financial Fund, LLC, a private investment company, since 1998. From October, 1995 to the present, he has been the owner of Krupka and Associates, LLC., a private investment company. He is a director of several private companies: Cape Aloe Corp.; Asset Realization, Inc. and Advanced Gas and Oil, Inc. He has been involved in real estate as well as securities investment activities since 1981.

         Cynthia Kettl. Ms. Kettl been our Chief Financial Officer, Secretary and a Director inception. She was also our Treasurer from inception until November 10, 2000. She has also been the Secretary-Treasurer of Real Estate Opportunities, Inc., a public company, since 1999. She has been involved with Platinum Financial Fund, LLC, a private investment company, since 1998. From October, 1995 to 1998, she was employed by Krupka and Associates, LLC., a private investment company. She is and officer and director of several private companies: Cape Aloe

Corp.; Asset Realization, Inc. and Advanced Gas and Oil, Inc. Ms. Kettl received a Bachelor's degree in Business Management from Metropolitan State College in 1981, a Bachelor's degree in Accounting from Metropolitan State College in
1998, and an Associates Degree in Business from Community College North Denver in 1978.

         James L. Sanderson. Mr. Sanderson has been our Vice President and one of our Directors since May 2, 2000. From 1997 to the present, he has been a senior investment advisor with Harvestons Securities, Denver, Colorado. From 1990 to 1997, he was a stock broker with Chatfield Dean Securities, Denver, Colorado. From 1975 to 1990, he was President and Chief Executive Officer of New Systems Molding Corporation, a plastic injection molding company. From 1971 to 1975, he was the founder and President of Bota of Boulder, Colorado, a leather goods manufacturer. Mr. Sanderson is also currently a Director of American Tire, of Boulder City, Nevada, a public company. He is and officer and director of several private companies: Cape Aloe Corp.; Asset Realization, Inc. and Advanced Gas and Oil, Inc.

         Gary Emerson. Mr. Emerson has been one of our Directors since November 13, 2000. From 1995 to the present, he has been a CCD test engineer at Ball Aerospace Corp. in Boulder, Colorado. From 1987 to the present, he has also owned Emerson Enterprises, a private consulting firm specializing in the design and fabrication of optical and electro-optical instruments for use in industry and science. From 1992 to 1994, he was a part-time lecturer for the Colorado Space Grant Consortium at the University of Colorado. Mr. Emerson has attended Arizona Western College, New Mexico State University, and the University of Colorado. He is a member of the Astronomical Society of the Pacific, the Planetary Society, the Optical Society of America, and the American Association of Variable Star Observers.

         Gregg Wagner. Mr. Wagner has been one of our Directors since November 13, 2000. From 1998 to the present, he has been the owner and design consultant for LOMA, Incorporated, a private firm which produces optical products. From 1993 to 1998, he was Senior Mechanical Design Engineer for IVI Corporation, a private mechanism, illuminator, and optics design firm. He has been involved with optical design since 1979. He holds one patent and has five patents pending in the optical design area. Mr. Wagner attended the University of Colorado.

         Patricia Detko. Mrs. Detko has been our Treasurer since November 10, 2000. She has been associated with Platinum Financial Fund for over the past year. She has over twenty years experience in the accounting field, with particular emphasis on cost accounting and budget analysis. Mrs. Detko obtained her Bachelor of Science Degree in Accounting from Drake University in 1965 and has received continuing education certificates pertaining to tax preparation and auditing.

         EXECUTIVE COMPENSATION

         Except in the one instance indicated below, none of our executive officers received any cash compensation during the fiscal year ended December 31, 2000, which includes from our date of inception on January 1, 2000. We did provide substantial stock-based compensation and stock options to our executive officers and directors during this period. Compensation does not include minor business-related and other expenses paid by us. Such amounts in the aggregate do not exceed $1,000. Our executive officers serve on a part-time basis.

         The following table sets forth the Summary Compensation Table for our Chief Executive Officer and the remainder of our executive officers and directors who were serving at December 31, 2000. No other compensation not covered in the following table was paid or distributed by the Company to such persons during the period covered. Employee Directors received stock compensation for service on the Board of Directors. Directors who are not employees received stock options.

                                                    Annual Compensation               Long Term Compensation
                                                    -------------------               ----------------------
                                                     Other
                                                    Annual                   LTIP       All
                                                    Compen-               Restricted  Options       Other
                                         Salary     sation                  Stock       SARs       Compen-
Name                   Position           2000         $          Bonus       $        Awards    sation $(3)
----                   --------          ------     -------       -----   ----------  -------   ------------
F. Jeffrey Krupka      President             -0-      (1)                               (7)

Cynthia Kettl          Secretary             -0-      (2)                               (8)

James L. Sanderson     Vice President        -0-      (3)                               (9)

Gary Emerson           Director              -0-      (4)                              (10)

Gregg Wagner           Director          $2,000       (5)                              (11)

Patricia Detko         Treasurer             -0-      (6)                              (12)


(1) We issued 566,961 personally to Mr. Krupka, including 9,256 shares owned jointly with his wife, Janet Brophy. We also issued a total of 448,878 shares to Platinum Financial Fund, LLC, 15,000 shares to Wraith Moon House, LLC., and 100,000 shares to Cape Aloe Corp, all entities which Mr. Krupka controls. Mr. Krupka was allocated stock-based compensation of $78,126.00 for these issuances.

(2) We issued 51,150 shares to Ms. Kettl in stock-based compensation. We allocated $7,672.50 in stock-based compensation for these issuances.

(3) We issued 150,000 shares to Mr. Sanderson in stock-based compensation. We allocated $20,000.00 in stock-based compensation for these issuances.

(4) We issued 286,164 shares to Mr. Emerson in stock-based compensation. We allocated $12,924.60 in stock-based compensation for these issuances.

(5) We issued 316,164 shares to Mr. Wagner, broken out as follows: 211,164 shares directly to Mr. Wagner and 105,000 shares were issued to eight of Mr. Wagner's direct relatives. We allocated $17,424.60 in stock-based compensation for these issuances.

(6) We issued 50,000 shares to Ms. Detko in stock-based compensation. We allocated $7,500.00 in stock-based compensation for these issuances.

(7) We issued 50,000 shares of stock options priced at $0.15 per share to Mr. Krupka, which expire on 12/31/01. We allocated $0.00 in stock-based compensation for these issuances. We also issued 300,000 shares of stock options priced at $0.15 per share to Platinum Financial Fund, LLC, a company controlled by Mr. Krupka, which expire on 12/31/01. We allocated $18,600.00 in stock-based compensation for these issuances. Mr. Krupka has exercised 5,000 shares as of 12/31/00. We issued 50,000 shares of stock options priced at $0.15 per share to Janet Brophy, Mr. Krupka's wife, and 40,000 shares priced at $0.175 per share, all of which expire on 12/31/01. We allocated $3,000.00, in stock-based compensation for the issuance of the 40,000 share options.

(8) We issued 25,000 shares of stock options priced at $0.15 per share to Ms. Kettl which expire on 12/31/01. Ms. Kettl has exercised 1,000 shares as of 12/31/00.

(9) We issued 50,000 shares of stock options priced at $0.15 per share to Mr. Sanderson, which expire on 12/31/01 and 200,000 shares of stock options priced at $0.15 per shares which expire on 5/2/01. Mr. Sanderson's wife, Bonnie, also has a stock option for 25,000 shares priced at $0.15 per share, which expires on 12/31/01. Mr. Sanderson's daughter, Mallory, also has a stock option for 25,000 shares priced at $0.175 per share, which expires on 12/31/01.

(10) We issued 137,500 shares of stock options priced at $0.175 per share to Mr. Emerson, which expire on 12/31/01.

(11) We issued 137,500 shares of stock options priced at $0.175 per share to Mr. Wagner, which expire on 12/31/01.

(12) We issued 50,000 shares of stock options priced at $0.175 per share to Ms. Detko, which expire on 12/31/01.

         Other Stock Options

         We have granted other stock options to employees and consultants. All stock options expire on 12/31/01 and are exercisable at $0.15 per share.

Name                                        Amount of Shares Under Option

Frank Krupka                                          25,000
Paige Linn Sapp                                       25,000
Rebecca A. Schmid                                     25,000

         We have also granted stock options which expire on 12/31/01 and are exercisable at $0.175 per share.

Name                                        Amount of Shares Under Option

Robert Stewart                                         5,000
Andy Rogowski                                          5,000
Jim Fox                                                5,000
Edwin Crabtree                                        30,000
Gayle Strong                                          30,000
Lucia Fox                                             10,000
Graham Nott                                           25,000

         We also granted stock options which expire on 12/31/01 and are exercisable at $0.35 per share.

Name                                        Amount of Shares Under Option

Robert Stewart                                         5,000
Andy Rogowski                                          5,000
R. K. Bunce                                            5,000

         Additionally, we granted stock options which expire on 12/31/01 that are exercisable at $0.50 per share.

Name                                        Amount of Shares Under Option

Robert Stewart                                         5,000
Andy Rogowski                                          5,000

         Compensation Committee Interlocks and Insider Participation

         We have no Committees of our Board of Directors. All Compensation decisions are made directly by our Board of Directors.

         We have no plans or agreements which provide health care, insurance or compensation on the event of termination of employment or change in our control.

         Other than with stock options already issued, we do not pay members of our Board of Directors any fees for attendance or similar remuneration, but reimburse them for any out-of-pocket expenses incurred by them in connection with our business.

         OTHER COMPENSATION

         The following sets forth the amount of compensation, if any, to be paid to personnel in accordance with the terms of certain employment agreements. The compensation will be paid by the Company in addition to stock options already issued. All compensation is computed as a percentage to net income before taxes and is subject to withholding tax. Additionally, a deduction for fifty percent (50%) of capital expenses will be deducted from net income prior to computing the percentage of compensation to be paid. Capital expense is defined as any money or cash invested in the business of the company. The Company shall pay the compensation during the year the income is earned.

             Personnel                                Percent of Net Income
             ---------                                ---------------------
             Bonnie Sanderson                                   1%
             Mallory Sanderson                                  1%
             James L. Sanderson                                 7%
             Graham Nott                                        1%
             Gary Emerson                                      10%
             Stanley Hallman                                    1%
             Gregg Wagner                                      10%
             F. Jeffrey Krupka                                  7%
             Joseph Murr                                        1%
             Pat Detko                                          1%
             Platinum Financial Fund, LLC                       1%
             Cynthia Kettl                                      2%
             Janet Brophy                                       1%

         Mr. Krupka also receives compensation in the amount of 25% on the net profits from the sale of any of our assets sold in any fiscal year or $6,000, whichever is greater. The percentage of net profit is computed after deducting the percentage of net income paid to all other persons who receive percentages of net income.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following sets forth the number of shares of our $0.001 par value common stock beneficially owned by (i) each person who, as of December 31, 2000, was known by us to own beneficially more than five percent (5%) of our common stock; (ii) our individual Directors and (iii) our Officers and Directors as a group. A total of 3,092,625 common shares were issued and outstanding as of December 31, 2000.

NAME AND ADDRESS                 AMOUNT AND NATURE OF               PERCENT OF
OF BENEFICIAL OWNER              BENEFICIAL OWNERSHIP(1)(2)           CLASS
-------------------              ---------------------------        ----------

F. Jeffrey Krupka                        566,961(3)                    18.33%
3225 East 2nd Ave
Denver, Colorado 80206

Cynthia Kettl                             52,230(4)                     1.69%
3225 East 2nd Ave
Denver, Colorado 80206

James L. Sanderson                       150,000(5)                     4.85%
3225 East 2nd Ave
Denver, Colorado 80206

Gary Emerson                             286,164(6)                     9.25%
3225 East 2nd Ave
Denver, Colorado 80206

Gregg Wagner                             316,164(7)                    10.22%
3225 East 2nd Ave
Denver, Colorado 80206

Pat Detko                                 50,000(8)                     1.62%
3225 East 2nd Ave
Denver, Colorado 80206

Platinum Financial Fund, LLC             448,878(9)                    14.51%
3225 East 2nd Ave.
Denver, Colorado 80206

All Officers and Directors as
a Group (Six persons)                  1,421,519                       45.96%

(1)      All ownership is beneficial and on record, unless indicated otherwise.

(2) Beneficial owners listed above have sole voting and investment power with respect to the shares shown, unless otherwise indicated.

(3) Includes all shares owned of record by Mr. Krupka, including 9,256 shares owned jointly with his wife, Janet Brophy, but does not include 154,398 shares owned of record by Ms. Brophy, 77,250 owned of record by their children, 448,878 shares owned of record by Platinum Financial Fund, LLC, 90,000 shares owned of record by Asset Realization, Inc., 15,000 shares owned by Wraith Moon House, LLC, 6,324 shares owned of record by B7 Brand, LLC, and 100,000 shares owned by Cape Aloe Corp., for all of which Mr. Krupka disclaims direct beneficial ownership. In addition, Mr. Krupka personally has 50,000 shares of stock options priced at $0.15 per share to Mr. Krupka, which expire on 12/31/01. Mr. Krupka has exercised 5,000 shares as of 12/31/00. Ms. Brophy also has 50,000 shares of stock options priced at $0.15 per share and 40,000 shares priced at $0.175 per share, all of which expire on 12/31/01. Mr. Krupka disclaims beneficial ownership on her options.

(4) Ms. Kettl holds 25,000 shares of stock options priced at $0.15 per share, which expire on 12/31/01. Ms. Kettl has exercised 1,000 shares as of 12/31/00.

(5) Mr. Sanderson holds 50,000 shares of stock options priced at $0.15 per share, which expire on 12/31/01 and 200,000 shares of stock options priced at $0.15 per shares which expire on 5/2/01. Mr. Sanderson's wife, Bonnie, also has a stock option for 25,000 shares priced at $0.15 per share, which expires on 12/31/01. Mr. Sanderson's daughter, Mallory, also has a stock option for 25,000 shares priced at $0.175 per share, which expires on 12/31/01. Mr. Sanderson disclaims any beneficial ownership to his wife's and daughter's options.

(6) Mr. Emerson holds 137,500 shares of stock options priced at $0.175 per share, which expire on 12/31/01.

(7) Does not include 95,000 shares owned of record by members of Mr. Wagner's family, for which he disclaims beneficial ownership. Mr. Wagner holds 137,500 shares of stock options priced at $0.175 per share, which expire on 12/31/01.

(8) Ms. Detko holds 25,000 shares of stock options priced at $0.175 per share, which expire on 12/31/01.

(9) Owned of record by Platinum Financial Fund, LLC.. Mr. Krupka and his wife own 100% of the entity which owns 51% of Platinum Financial Fund, LLC. Mr. Krupka is also the Manager of Platinum Financial Fund, LLC. Platinum Financial Fund, LLC also holds stock options for 300,000 shares at $0.15 per share, which expire on 12/31/01.

         CERTAIN TRANSACTIONS

         Our business office is located at 3225 East 2nd Ave., Denver, Colorado 80206. We pay $750 per month, plus one per cent of our net income to an affiliate, Platinum Financial Fund, for non-exclusive use of this office space and equipment, under a five year agreement from October 1, 2000, plus the actual expenses of telephone and fax.

         On February 3, 2000, we paid an affiliate, Platinum Financial Fund, $38,498 for a right to receive proceeds from the sale of 13,038 shares of American Tire Corporation common stock. On May 5, 2000, we paid an affiliate, Platinum Financial Fund, an additional $3,000 for a right to receive proceeds from the sale of 248,163 additional shares of American Tire Corporation common stock. Mr. Sanderson, one of our Directors, also was a Director of American Tire Corporation and resigned during the later of year 2000, which is a public company traded on the over-the-counter Bulletin Board. American Tire Corporation has no affiliation with us.

         On January 20, 2000, we arranged to pay all of the legal costs and expenses of an affiliate, Platinum Financial Fund, in connection with a civil action brought by Platinum Financial Fund to obtain title to certain real estate. Under the terms of our arrangement, once Platinum Financial Fund acquired title to the real estate and sold it, we would receive a minimum of $20,000 from the sale of the real estate, or a fifty percent share of proceeds, whichever is greater. We advanced a total of $10,000 in legal costs. On December 22, 2000, Platinum Financial Fund received title to the real estate. As of December 31, 2000, the real estate has not been sold.

         We have received loans from affiliated companies Advanced Gas & Oil, Inc. and Simply Aloe, LLC. These companies have a common ownership with Platinum Financial Fund. We gave unsecured promissory notes which mature in the fourth quarter of 2001 and have an interest rate of 30%. As of December 31, 2000, the total amount payable under all of the notes was $10,996.

TRADING MARKET AND RELATED MATTERS

PRINCIPAL MARKET

         Our securities have never been listed for trading on any market and are not quoted at the present time. At the present time, we do not know where secondary trading will eventually be conducted. Because of our size, we believe that we could potentially begin trading on the NASD's "Electronic Bulletin Board." To the extent, however, that trading will be conducted in the over-the-counter market in the so-called "pink sheets" or the NASD's "Electronic Bulletin Board," a shareholder may find it more difficult to dispose of or obtain accurate quotations as to price of our securities. In addition, The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure related to the market for penny stock and for trades in any stock defined as a penny stock.

APPROXIMATE NUMBER OF HOLDERS OF COMMON STOCK

         As of December 31, 2000, we had a total of 3,092,625 shares of our Common Stock outstanding and the number of holders of record of our common stock at that date was approximately twenty.

DIVIDENDS

         Holders of common stock are entitled to receive such dividends as may be declared by our Board of Directors. No dividends on the common stock were paid by us during the periods reported herein nor do we anticipate paying dividends in the foreseeable future.

         THE SECURITIES ENFORCEMENT AND PENNY STOCK REFORM ACT OF 1990

         The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure and documentation related to the market for penny stock and for trades in any stock defined as a penny stock. Unless we can acquire substantial assets and trade at over $5.00 per share on the bid, it is more likely than not that our securities, for some period of time, would be defined under that Act as a "penny stock." As a result, those who trade in our securities may be required to provide additional information related to their fitness to trade our shares. These requirements present a substantial burden on any person or brokerage firm who plans to trade our securities and would thereby make it unlikely that any liquid trading market would ever result in our securities while the provisions of this Act might be applicable to those securities.

         DESCRIPTION OF SECURITIES

         We are authorized to issue 50,000,000 shares of Common Stock, par value $0.001 per share, and 1,000,000 shares of non-voting Preferred Stock, par value $1.00 per share, to have such classes and preferences as our Board of Directors may determine from time to time. As of December 31, 2000, we had 3,092,625 shares of Common Stock issued and outstanding. No Preferred Stock has ever been issued or outstanding.

COMMON STOCK

         The holders of Common Stock have one vote per share on all matters (including election of Directors) without provision for cumulative voting. Thus, holders of more than 50% of the shares voting for the election of directors can elect all of the directors, if they choose to do so. The Common Stock is not redeemable and has no conversion or preemptive rights.

         The Common Stock currently outstanding is validly issued, fully paid and non-assessable. In the event of liquidation of the Company, the holders of Common Stock will share equally in any balance of the Company's assets available for distribution to them after satisfaction of creditors and the holders of the Company's senior securities, whatever they may be. The Company may pay dividends, in cash or in securities or other property when and as declared by the Board of Directors from funds legally available therefore, but has paid no cash dividends on its Common Stock.

PREFERRED STOCK

         Under our Articles of Incorporation, our Board of Directors has the authority to issue non-voting Preferred Stock and to fix and determine its series, relative rights and preferences to the fullest extent permitted by the laws of the State of Colorado and such Articles of Incorporation. As of the date of this Registration Statement, no shares of Preferred Stock are issued or outstanding. The Board of Directors has no plan to issue any Preferred Stock in the foreseeable future.

         TRANSFER AGENT

         We have appointed Corporate Stock Transfer, Inc., 3200 Cherry Creek Drive, Suite 430, Denver, Colorado 80209 as our transfer agent. Their phone number is (303) 282-4800.

         LEGAL MATTERS

         David Wagner & Associates, P.C., Attorneys at Law, Englewood, Colorado, has rendered its opinion that the securities offered pursuant to this Prospectus will, when issued as described in this Prospectus, be duly authorized, validly issued, fully paid and non-assessable shares. Affiliates of this firm own a total of 100,000 of our Common shares.

         EXPERTS

         The financial statements included in this Prospectus have been examined by Cordovano and Harvey, P.C. independent certified public accountant, as set forth in their report herein and are included herein in reliance upon the authority of said firm as an expert in accounting and auditing.

         AVAILABLE INFORMATION.

         We will file reports, proxy statements and other information with the SEC, and these reports may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, NW., Judiciary Plaza, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The same information may be obtained at the following Regional Offices of the SEC: 75 Park Place, New York, New York 10007, and the Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621. Copies of such material may be obtained from the Public Reference Section of the SEC's Washington, D.C. office at prescribed rates. We have filed a registration statement on Form SB-2, of which this prospectus is a part, with the SEC. This registration statement or any part thereof may also be inspected and copied at the public reference facilities of the SEC.

                          COLOR-SPEC TECHNOLOGIES, INC.

                              Financial Statements

                                December 31, 2000

                   (With Independent Auditors' Report Thereon)

                          COLOR-SPEC TECHNOLOGIES, INC
                         (A DEVELOPMENT STAGE COMPANY)
                         INDEX TO FINANCIAL STATEMENTS
                               DECEMBER 31, 2000



                                                                                     Page
                                                                                     ----
Independent Auditors' Report ...................................................     F-2

Balance Sheet, December 31, 2000 ...............................................     F-3

Statement of Operations, for the Year Ended
      December 31, 2000 ........................................................     F-4

Statement of Changes in Shareholders' Equity, January 1, 2000
      (date of inception) through December 31, 2000 ............................     F-5

Statement of Cash Flows, for the Year Ended
      December 31, 2000 ........................................................     F-6

Notes to Financial Statements ..................................................     F-7

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and shareholders
Color-Spec Technologies, Inc.

We have audited the accompanying balance sheet of Color-Spec Technologies, Inc. (formerly Litigation Factoring Group, Inc.) as of December 31, 2000 and the related statements of operations, shareholders' equity, and cash flows for the year ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Color-Spec Technologies, Inc. as of December 31, 2000, and the results of its operations and its cash flows for the year ended December 31, 2000 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements, the Company's incurred a net loss during the year ended December 31, 2000, and as of that date, had a net working capital deficiency. Those conditions, among others, raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result form the outcome of this uncertainty.

As discussed in Note 2 to the financial statements, the Company has conducted a significant number of transactions with related parties. Such transactions cannot be presumed to have been conducted on an arms-length basis.


Cordovano and Harvey, P.C.
Denver, Colorado
January 19, 2001

                          COLOR-SPEC TECHNOLOGIES, INC
                         (A DEVELOPMENT STAGE COMPANY)
                                 BALANCE SHEET
                               DECEMBER 31, 2000


                                     ASSETS
Current assets:
      Cash ................................................................   $   5,393
                                                                              ---------
              Total current assets ........................................       5,393

Intangible assets (Note 3):
      Patent and trademark application costs ..............................      67,597

Other assets (Note 2):
      Participation interests, acquired from related party ................      14,260
                                                                              ---------
                                                                              $  87,250
                                                                              =========
                          LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
      Accounts and notes payable (Notes 2&4):
          Accounts payable, trade .........................................   $  18,038
          Accounts payable, related party .................................       2,500
          Notes payable:
              Related parties .............................................      10,996
              Other .......................................................       5,000
      Other current and accrued liabilities:
          Accrued interest ................................................         839
          Other accrued liabilities .......................................       1,396
                                                                              ---------
              Total current liabilities ...................................      38,769
                                                                              ---------

Commitments (Note 7)

Shareholders' equity (Notes 2&5):
      Preferred stock, $1.00 par value, 1,000,000 shares authorized,
          -0- shares issued and outstanding ...............................          --
      Common stock, $0.001 par value, 50,000,000 shares authorized,
          3,092,625 shares issued and outstanding .........................       3,093
      Additional paid-in capital ..........................................     424,665
      Common stock options to purchase 560,000 shares of common stock .....      63,480
      Deferred offering costs .............................................     (46,538)
      Related party receivable ............................................     (39,750)
      Deficit accumulated during the development stage ....................    (356,469)
                                                                              ---------
              Total shareholders' equity ..................................      48,482
                                                                              ---------
                                                                              $  87,250
                                                                              =========


                 See accompanying notes to financial statements

                          COLOR-SPEC TECHNOLOGIES, INC
                          (A DEVELOPMENT STAGE COMPANY)
               STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER
                  31, 2000 (DATE OF INCEPTION-JANUARY 1, 2000)


Operating expenses:
      General and administrative ................................   $    26,422
      General and administrative-related parties (Note 2) .......        17,250
      Stock based compensation (Note 5)
           Consulting ...........................................         1,800
           Consulting, related parties ..........................         5,660
           Personnel costs ......................................        21,950
           Organization costs ...................................         3,000
           Stock options ........................................        63,480
           Other general and administrative .....................       218,319
      Research and development ..................................         1,088
                                                                    -----------
                    Total operating expenses ....................       358,969
                                                                    -----------
                    Operating loss ..............................      (358,969)

Other income (Note 2):
      Gain on disposition of participation interest .............         2,500
                                                                    -----------
                    Loss before income taxes ....................      (356,469)
Provision for income taxes (benefit) (Note 6) ...................            --
                                                                    -----------
                    Net loss ....................................   $  (356,469)
                                                                    ===========

Net loss per share:
      Basic and diluted .........................................   $     (0.21)
                                                                    ===========
      Number of shares used for computing net loss per share ....     1,728,798
                                                                    ===========

                 See accompanying notes to financial statements

                          COLOR-SPEC TECHNOLOGIES, INC
                          (A DEVELOPMENT STAGE COMPANY)
                  STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                   JANUARY 1, 2000 (DATE OF INCEPTION) THROUGH
                                DECEMBER 31, 2000


                                                                                                   OUTSTANDING
                                                                   COMMON STOCK        ADDITIONAL    COMMON     DEFERRED
                                                               ----------------------   PAID IN      STOCK      OFFERING
                                                                SHARES     PAR VALUE    CAPITAL      OPTIONS      COSTS
                                                               ---------  -----------  ----------  -----------  ---------
          Balance January 1, 2000 (Date of Inception) ......          --   $      --   $      --    $      --   $      --
Sale of common stock pursuant to
    Company's organization (Note 5) ........................     861,000         861      22,149           --          --
Sale of common stock (Note 5) ..............................     241,604         242      18,508           --          --
Stock-based compensation recognized on the
    above sales (Note 5) ...................................          --          --     123,630           --          --
Sale of common stock, net of offering costs
    of $11,897 pursuant to private offering (Note 5) .......     341,693         342      39,015           --          --
Excess paid over historical cost for
    participation interests acquired from
    related parties (Note 2) ...............................          --          --     (24,238)          --          --
Shares of common stock issued
    in exchange for services (Note 5) ......................     702,328         702     104,647           --          --
Shares of common stock issued
    in exchange for intellectual property
    valued at historical cost (Note 5) .....................     405,000         405      60,345           --          --
Shares of common stock issued
    in exchange for offering costs (Note 5) ................     100,000         100      14,900           --     (15,000)
Shares of common stock issued
    in exchange for receivable (Note 5) ....................     265,000         265      39,485           --          --
Shares of common stock issued in exchange for
    services (Note 5) ......................................     145,000         145      21,605           --          --
Grant of options to purchase 1,275,000
    shares of common stock (Note 5) ........................          --          --          --       63,480          --
Exercise of common stock options (Note 5) ..................      31,000          31       4,619           --          --
Offering costs deferred ....................................          --          --          --           --     (31,538)
       Net loss for the period .............................          --          --          --           --          --
                                                               ---------   ---------   ---------    ---------   ---------
                              Balance December 31, 2000 ....   3,092,625   $   3,093   $ 424,665    $  63,480   $ (46,538)
                                                               =========   =========   =========    =========   =========

                                                                             DEFICIT
                                                                            ACCUMULATED
                                                                            DURING THE
                                                               SHAREHOLDER  DEVELOPMENT
                                                               RECEIVABLE      STAGE       TOTAL
                                                               -----------  -----------  ---------
          Balance January 1, 2000 (Date of Inception) ......   $      --    $      --    $      --
Sale of common stock pursuant to
    Company's organization (Note 5) ........................          --           --       23,010
Sale of common stock (Note 5) ..............................          --           --       18,750
Stock-based compensation recognized on the
    above sales (Note 5) ...................................          --           --      123,630
Sale of common stock, net of offering costs
    of $11,897 pursuant to private offering (Note 5) .......          --           --       39,357
Excess paid over historical cost for
    participation interests acquired from
    related parties (Note 2) ...............................          --           --      (24,238)
Shares of common stock issued
    in exchange for services (Note 5) ......................          --           --      105,349
Shares of common stock issued
    in exchange for intellectual property
    valued at historical cost (Note 5) .....................          --           --       60,750
Shares of common stock issued
    in exchange for offering costs (Note 5) ................          --           --           --
Shares of common stock issued
    in exchange for receivable (Note 5) ....................     (39,750)          --           --
Shares of common stock issued in exchange for
    services (Note 5) ......................................          --           --       21,750
Grant of options to purchase 1,275,000
    shares of common stock (Note 5) ........................          --           --       63,480
Exercise of common stock options (Note 5) ..................          --           --        4,650
Offering costs deferred ....................................          --           --      (31,538)
       Net loss for the period .............................          --     (356,469)    (356,469)
                                                               ---------    ---------    ---------
                              Balance December 31, 2000 ....   $ (39,750)   $(356,469)   $  48,481
                                                               =========    =========    =========


                 See accompanying notes to financial statements

                          COLOR-SPEC TECHNOLOGIES, INC
                          (A DEVELOPMENT STAGE COMPANY)
                             STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                       (DATE OF INCEPTION-JANUARY 1, 2000)



Cash flows from operating activities:
     Net loss .......................................................................   $(356,469)
     Adjustments to reconcile net loss to net cash used in operating activities:
         Stock-based compensation (Note 5) ..........................................     314,209
         (Gain) on disposal of participation interest (Note 2) ......................      (2,500)
         Changes in current assets and current liabilities:
             Deferred and prepaid items .............................................     (32,388)
             Accounts payable and accrued liabilities ...............................      22,774
                                                                                        ---------
                 Net cash used by operating activities ..............................     (54,374)
                                                                                        ---------

Cash flows from investing activities (Notes 2&3):
     Cash paid for participation interest in ATC common stock, acquired from
         related party ..............................................................     (41,498)
     Cash received on disposition of  participation interest acquired from
         related party ..............................................................       5,500
     Legal fees paid for patent and trademark .......................................      (6,847)
                                                                                        ---------
                 Net cash used by investing activities ..............................     (42,845)
                                                                                        ---------

Cash flows from financing activities (Notes 2&5):
     Proceeds from the sale of common stock, net of offering costs ..................      81,967
     Proceeds from the exercise of common stock options .............................       4,650
     Proceeds from debt issued to related party .....................................      10,995
     Proceeds from debt issuance ....................................................       5,000
                                                                                        ---------
                 Net cash provided by financing activities ..........................     102,612
                                                                                        ---------

Net change in cash ..................................................................       5,393
Cash at beginning of period .........................................................          --
                                                                                        ---------
                 Cash at end of period ..............................................   $   5,393
                                                                                        =========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

     Cash paid during the period for:
         Interest ...................................................................          --
                                                                                        =========
         Income taxes ...............................................................          --
                                                                                        =========

     Noncash Investing and Financing Activities:
         Common stock issued for deferred compensation (Note 5) .....................   $ 105,349
                                                                                        =========
         Common stock issued for shareholder receivable(Note 5) .....................   $  39,750
                                                                                        =========
         Excess of purchase price over historical cost basis of
             ATC common stock acquired from related party (Note 2) ..................   $  24,238
                                                                                        =========
         Common stock issued for intellectual rights (Note 5) .......................   $  60,750
                                                                                        =========


                 See accompanying notes to financial statements

                          COLOR-SPEC TECHNOLOGIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS

     (1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       (a)    ORGANIZATION AND BASIS OF PRESENTATION

              Color-Spec Technologies, Inc. (the "Company") was incorporated on January 1, 2000 to assist in funding costs associated with litigation proceedings. During September 2000, the Company revised its business plan and on October 1, 2000, the Company changed its name from Litigation Factoring Group, Inc. The Company has not commenced operations and accordingly, is a development stage enterprise in accordance with Statements of Financial Accounting Standards (SFAS) No. 7 "Accounting for Development Stage Enterprises". The nature of the Company's development stage activities is to obtain exclusive use of its intellectual property and to establish operations to become a manufacturer of a product line of color comparing instruments.

              The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has suffered a significant operating loss since inception and as of December 31, 2000, the Company has a net working capital deficiency. Further, inherent in the Company's business are various risks and uncertainties associated with a new venture. Those risks include its limited operating history, historical operating losses, dependence upon strategic alliances, and the need for additional financing to implement it business plan. Those conditions raise substantial doubt about the Company's ability to continue as a going concern. Management plans to offer shares of its common stock to the public (See Note 5) in order to fund operations through the development stage. However, the Company's future success will be dependent upon its ability to manufacture a competitive product line of color comparing instruments, the market's acceptance of the product line and the Company's ability to develop and provide new services that meet customers changing requirements, including the effective use of leading technologies, to continue to enhance its products, and to influence and respond to emerging industry standards and other technological changes on a timely and cost-effective basis.

       (c)    USE OF ESTIMATES

              The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       (d)    CASH AND CASH EQUIVALENTS

              The Company considers all highly liquid securities with original maturities of three months or less when acquired to be cash equivalents. No items are treated as cash equivalents in the accompanying financial statements.

       (e)    INTANGIBLE ASSETS

              Intangible assets are stated at cost. Amortization is calculated using the straight-line method over the estimated useful lives of the related intangible assets.

                          COLOR-SPEC TECHNOLOGIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS


       (f)    IMPAIRMENT OF LONG-LIVED ASSETS

              The Company evaluates the carrying value of its long-lived assets under the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 121 requires impairment losses to be recorded on long-lived assets used in operations, including goodwill, when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. In addition, the recoverability of goodwill is further evaluated under the provisions of APB Opinion No. 17, Intangible Assets, based upon estimated fair value. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amounts of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value, less costs to sell.

       (g)    OFFERING COSTS

              Legal, accounting and printing costs and filing fees incurred in connection with the offering of its common stock are deferred by the Company until the offering is closed. Upon closing, the deferred offering costs are (1) subtracted from the offering proceeds, if the offering is successful or (2) charged to operations, if the offering is unsuccessful.

       (h)    INCOME TAXES

              The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS 109). SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

       (i)    LOSS PER COMMON SHARE

              Basic loss per share excludes dilution and is computed by dividing net loss by the weighted-average number of common shares outstanding for the period. Diluted loss per share reflects the potential dilution of securities that could share in earnings. Common stock equivalents (options to acquire 1,244,000 shares of common stock) are excluded from the computation of diluted loss per share as their effect would have been anti-dilutive.

       (j)    RELATED PARTY TRANSACTIONS

              Related Party Transactions cannot be presumed to have been conducted on an arms-length basis.

                          COLOR-SPEC TECHNOLOGIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS


              Transfer Pricing

              Accounting standards under rules and regulations issued by the Securities and Exchange Commission (SEC) require that transfers of nonmonetary assets to a company by its promoters or significant shareholders in exchange for stock prior to or at the time of the company's initial public offering be recorded at the transferor's historical cost basis determined under generally accepted accounting principles. Accordingly, assets purchased from a shareholder for an amount in excess of the shareholder's cost basis are valued at the significant shareholder's cost basis in the accompanying financial statements. The excess purchase price over the shareholder's historical basis, if any, is accounted for as a reduction of equity.

              Sales of common stock to selected individuals at prices below $.15 per share

              Sales of common stock to selected individuals at prices substantially below the price paid by investors in the Company's private offering, of $.15, include compensation expense.

       (k) FINANCIAL INSTRUMENTS, CONCENTRATION OF CREDIT RISK AND FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET-RISK

              The carrying amount of participation interests in the proceeds from the future sale of ATC common stock is $14,260. The Company has determined that it is not practicable to estimate the fair value of the participation interest without incurring excessive costs. A quoted market for the participation interest is not available and the cost of an independent appraisal is excessive, considering the materiality of the financial instrument. Based on available market information and appropriate valuation methodologies, that the fair value of the shares of American Tire Corporation common stock subject to the participation interests was $38,299 at December 31, 2000. Such market price fluctuates on a daily basis and those fluctuations could be material. The carrying amount of notes payable approximates fair value because the interest rate on the debt are based on current market for companies with similar credit ratings.

              Financial instruments that potentially subject the Company to concentrations of credit risk consist of participation interests. As of December 31, 2000, the Company had concentrations of credit risk in an affiliate the form of participation interests totalling $14,260. Failure of the affiliate to perform under the terms of the participation interest potentially subjects the Company to a loss of up to $14,260.

              The Company was a party to a financial instrument with off-balance sheet-risk in the form of a commitment to pay all the legal costs and expenses of litigation involving a lawsuit filed by an affiliate in exchange for a share of the proceeds from the sale of certain real estate that is the subject of the litigation. (See
              Note 2). The amount of such commitment is not included in the accompanying financial statements as the litigation was settled on December 22, 2000 with no additional legal costs and expenses due.

                          COLOR-SPEC TECHNOLOGIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS


       (l)    STOCK BASED COMPENSATION

              The Company accounts for stock-based compensation arrangements in accordance with Statement of financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 allows entities to continue to apply the provisions of Accounting Principle Board ("APB") Opinion No. 25 and provide pro forma net earnings (loss) disclosures for employee stock option grants as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

              Shares issued for in exchange for services provided to the Company by consultants and professionals are valued at the fair value of the Company's common stock as determined by the board of directors, after considering contemporaneous equity transactions (cash sales to unrelated third-parties) and other analysis.

              Compensation expense is recognized when shares of common stock are sold to certain investors for nominal consideration. Compensation expense is measured by the difference between the per share price of common stock paid by unrelated third parties and the per share price paid by the founders.

       (m)    RESEARCH AND DEVELOPMENT COSTS

              Research and development costs are expensed, as incurred, in the accompanying financial statements.

     (2) RELATED PARTY TRANSACTIONS

           PFF, Advanced Gas & Oil, Inc. (AGO) and Simply Aloe, LLC (SA) are affiliates of the Company through common ownership.

           Investment in PFF Participation Interests

           PFF holds certain rights to the proceeds from the sale of American Tire Corporation (ATC) common stock. The Company paid to PFF $41,498 in consideration of a "participation interest' in the proceeds from the sales. ATC is an unaffiliated third party and its common stock is traded in the OTC BB market. The transactions were recorded at PFF's historical cost basis of $17,260. The acquisition of ATC common stock by the Company has been accounted for based on the historical cost of the ATC common stock purchased by the PFF. The excess of the purchase price over PFF's historical cost, or $24,238, was accounted for as a reduction in equity. On October 26, 2000, the Company received $5,500 from PFF resulting from a sale of shares of ATC stock that had a carrying value of $3,000. The Company recognized a gain on the transaction of $2,500. The remaining $14,260 is included in other assets as participation interest in the proceeds from the sale of ATC common stock in the accompanying financial statements.

                          COLOR-SPEC TECHNOLOGIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS


              Funding PFF's Lawsuit

              On January 20, 2000, the Company arranged to pay all of PFF's legal costs and expenses in connection with a civil action brought by PFF to obtain title to certain real estate. Under the terms of this participation interest, should PFF succeed in its suit and acquire title to the real estate, the Company would receive a minimum of $20,000 from the ultimate disposition of the property, or a 50 percent share of the proceeds from its eventual sale, whichever is greater. On January 20, 2000, the Company paid legal fees on behalf of PFF totalling $10,000. As of December 31, 2000, legal costs incurred on behalf of PFF totalled $10,000. The legal costs have been charged to operations in the accompanying financial statements.

              On December 22, 2000, the case was settled and PFF received title to the property. However, as of December 31, 2000, the real estate property had not been sold.

              Office Rental Payments and Reimbursements to PFF for the Use of Employees

              The Company rents office space and equipment from PFF. For the year ended December 31, 2000, the Company paid PFF $6,000 in rent. At December 31, 2000, $2,250 is due to PFF for rent, and accordingly, is included in due to related party in the accompanying financial statements. In addition, the Company reimburses PFF for the use of certain part-time employees through an employee rental arrangement with PFF. For the year ended December 31, 2000 the Company reimbursed PFF $2,884. At December 31, 2000, $-0- in reimbursements is due to PFF.

              Bridge Loans From AGO and SA

              The Company received temporary financing from affiliates AGO and SA evidenced by unsecured, notes payable carrying a 30 percent interest rate. The notes mature during the fourth quarter of 2001. As of December 31, 2000, the total amount of the notes payable to related parties was $10,996. See also Note 4.

              Consulting Fees Paid to Affiliate

              During the year ended December 31, 2000, the Company paid $9,000 in consulting fees to PFF.

     (3) INTANGIBLE ASSETS

              Intangible assets consisted of the following at December 31, 2000:

              Patent application costs ..............................     $   64,750
              Trademark and service mark application costs ..........          2,847
                                                                          ----------
                                                                          $   67,597
                                                                          ==========

              Amortization of patent and trademark costs will commence upon regulatory approval of the respective application.

                          COLOR-SPEC TECHNOLOGIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS


     (4) NOTES PAYABLE

           Notes payable consisted of the following notes payable to related parties and other at December 31, 2000:

           Related Parties:

           Note payable to SA, at 30% interest, maturing on
                October 20, 2001, unsecured .....................................     $    7,996
           Note payable to AGO, at 30% interest, maturing on
                December 27, 2001, unsecured ....................................          3,000
                                                                                      ----------
                                                                                      $   10,996
                                                                                      ==========

           Other:

           Note payable to individual, at 30% interest, maturing on
                December 22, 2000, with quarterly interest payments, unsecured ..     $    5,000
                                                                                      ==========

     (5) SHAREHOLDERS' EQUITY

       (a)    Sale of Common Stock to Founders and Other Selected Individuals

              The Company sold 861,00 shares of its common stock to founders pursuant to the organization of the Company in exchange for $23,010. The Company sold an additional 241,604 shares of common stock to other selected individuals in exchange for $18,750. The Company recognized stock-based compensation expense totalling $123,630 on the sales.

       (b)    Private Offering of Common Stock

              On March 15, 2000, the Company circulated a private offering memorandum relating to the private offering of a minimum of 300,000 shares and a maximum of 1,000,000 shares of its $.001 par value common stock. The securities were not registered pursuant to the Securities Act of 1933, as amended (the "Act"), nor were they registered under the securities act of any state. These securities were offered pursuant to an exemption from registration requirements of the Act and exemptions from registration provided by applicable state securities laws. The securities were offered through the Company's officers and directors. Officers and directors of the Company were not paid any commission or compensation for offering or selling the securities. The Company closed the offering on May 25, 2000 after selling 341,693 shares of its common stock and receiving proceeds of $39,357, net of offering costs totalling $11,897.

       (c)    Common Stock Issued for Services

              The Company issued 602,328 shares of common stock to part-time employees and 100,000 shares of common stock to its corporate attorney in exchange for services to be performed through 2005. The total value of the 702,328 shares was $105,349 as determined by the Board of Directors based on contemporaneous sales of the Company's common stock and other analysis. The Company recognized $105,349 in stock-based compensation related to the shares issued for the year ended December 31, 2000.

                          COLOR-SPEC TECHNOLOGIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS


              The Company issued 145,000 shares of common stock to part-time employees; affiliates and consultants in exchange for services performed during the year ended December 31, 2000. The total value of the 145,000 shares was $21,750 as determined by the Board of Directors based on contemporaneous sales of the Company's common stock and other analysis.

              On September 25, 2000, the Company issued 100,000 shares of its common stock, valued at $15,000, to its securities attorney as partial consideration for assistance with the preparation of its Registration Statement on Form SB-2 in connection with its proposed common stock offering. The Company has deferred the $15,000 as offering costs in the accompanying financial statements.

       (d)    Common Stock Issued for Property

              On September 25, 2000, the Company issued 405,000 shares of its common stock to two inventors in exchange for the rights to (1) register trademarks and (2) patent certain color comparing instruments. The Company recorded the rights at $60,750 in the accompanying financial statements, based on the fair value of the common stock issued.

       (e)    Common Stock Issued for Receivables

              On October 3, 2000, the Company issued 265,000 shares of its common stock in exchange for receivables from officers, directors and affiliates totalling $39,750. The receivables are non-interest bearing, unsecured and contain no stated maturity date. The transaction is reflected as a reduction in shareholders' equity.

       (f)    Proposed Common Stock Offering

              The Company is planning to offer up to 1 million shares of its common stock to the public at $.50 per share through an offering registered with the SEC on Form SB-2.

       (g)    Stock Options

              In order to attract and retain the best personnel, to provide for additional performance incentives, and to promote the success of the Company by providing employees and nonemployees the opportunity to acquire common stock, the Company granted options to acquire 1,275,000 shares of common stock. Options were granted at prices that are either equal to or above the market value of the stock on the date of grant. The options were vested and exercisable as of the grant date and expire on December 31, 2001. As of December 31, 2000, there were outstanding options to purchase 1,244,000 shares of common stock. As of December 31, 2000, three employees had exercised options to purchase 31,000 shares of common stock for gross proceeds to the Company of $4,650.

                          COLOR-SPEC TECHNOLOGIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS


              Employee options

              From May 25 through November 8, 2000, the Company granted options to purchase 325,000 and 390,000 shares of common stock to employees, exercisable at $.15 and $.175 per share, respectively. Three employees exercised their options to purchase 31,000 shares of common stock as of December 31, 2000. In the absence of a market value for the Company's common stock, the Board of Directors valued the options based on contemporaneous equity transactions and other analysis. In accordance with APB 25, the Company recognized no stock-based compensation expense related to the options.

              Nonemployees options

              From May 25 through October 20, 2000, the Company granted options to purchase 560,000 shares of its common stock to nonemployees. As of December 31, 2000, no nonemployees' options had been exercised. Outstanding at December 31, 2000 were 425,000, 110,000, 15,000 and
              10,000 options to purchase common stock exercisable at $.15, $.175, $.35 and $.50 per share, respectively. In accordance with SFAS No. 123, the Company recognized $63,480 in stock-based compensation expense related to the nonemployees options.

                                                                                     Weighted
                                                                                     average
                                                                                     exercise
                                                                    Options           price
                                                                 ------------     ------------
              Options outstanding at beginning of period ...               --     $         --
              Options granted ..............................        1,275,000     $      0.165
              Options exercised ............................           31,000     $      0.150
              Options cancelled ............................               --     $         --
                                                                 ------------
              Options outstanding at end of period .........        1,244,000     $      0.165
                                                                 ============

              Options exercisable at end of period .........        1,244,000
                                                                 ============
              Weighted average fair value of options
                granted during the period ..................     $     0.0300
                                                                 ============

              The following table summarizes information about stock options outstanding and exercisable at December 31, 2000:

                                                                   Weighted                          Weighted
                                                   Weighted         average                           average
                                  Number of         average      exercise price      Number of     exercise price
                 Range of         options          remaining       of options         options        of options
             exercise prices    outstanding    contractual life   outstanding       exercisable     exercisable
             ---------------    ------------   ----------------  --------------     -----------    --------------
               $      0.150          719,000        12 months     $      0.150          719,000     $      0.150
               $      0.175          500,000        12 months     $      0.175          500,000     $      0.175
               $      0.350           15,000        12 months     $      0.350           15,000     $      0.350
               $      0.500           10,000        12 months     $      0.500           10,000     $      0.500

                          COLOR-SPEC TECHNOLOGIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS


              The weighted average exercise price for the options was $.165 at December 31, 2000. As of December 31, 2000, the fair market value of the Company's common stock, as determined by the Board of Directors, was $.15.

              The Company continues to account for stock-based compensation using the intrinsic value method prescribed by APB 25, under which no compensation cost for stock options is recognized for stock option awards granted at or above the fair market value. Had compensation expense for the Company's option awards been determined based upon fair values at the respective grant dates in accordance with SFAS 123, the Company's net loss and loss per share would have been increased to the pro forma amounts indicated below. The pro forma effects of SFAS 123 are not indicative of future amounts. Additional stock option awards are anticipated in future years.

              Net loss:
                 As reported ...................................................     $ (356,469)
                   Increased loss due to:
                      Employee stock option plan ...............................         (3,225)
                                                                                     ----------
                 Pro forma .....................................................     $ (359,694)
                                                                                     ==========
              Loss per common share
                 As reported ...................................................     $    (0.21)
                                                                                     ==========
                 Pro forma .....................................................     $    (0.21)
                                                                                     ==========

              The weighted average fair value of options granted during the year ended December 31, 2000 estimated on the date of grant using the Black-Scholes option-pricing model was $.030. The fair value of the options granted is estimated on the date of grant using the following assumptions: dividend yield of zero, expected volatility of 80 percent, risk-free interest rate of 5.78 percent, and an expected life of 365 to 585 days. The minimum value method was used in calculation the volatility of options granted to employees.

     (6) INCOME TAXES

       A reconciliation of U.S. statutory federal income tax rate to the effective rate follows for the period from January 1, (inception) through December 31, 2000:

              U.S. statutory federal rate ......................................          34.00%
              State income tax rate ............................................           3.14%
              Net operating loss for which no tax
                 benefit is currently available ................................         (37.14)%
                                                                                     ----------
                                                                                           0.00%
                                                                                     ==========

       At December 31, 2000, the Company has a net operating loss carryforward for federal income tax purposes of approximately $132,375, which was fully allowed for in the valuation allowance of $132,375. The valuation allowance offsets the net deferred tax asset for which there is no assurance of recovery. The change in the valuation allowance for the year ended December 31, 2000 was $132,375. As a result of various stock transactions during 2000, management believes the Company has undergone an "ownership change" as defined by Section 382 of the Internal Revenue Code. Accordingly, the utilization of a portion of the net operating loss carryforward may be limited. Due to

                          COLOR-SPEC TECHNOLOGIES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS


       this limitation, and the uncertainty regarding the ultimate utilization of the net operating loss carryforward, no tax benefit for losses has been provided by the Company in the accompanying financial statements. The net operating loss carryforward will expire in 2020.

     (7) COMMITMENTS

       (a)    Profit Sharing Arrangements

              The Company has entered into profit sharing arrangements whereby the Company is committed to pay 42 percent of its earnings before income taxes and capital costs to certain key employees.

       (c)    Operating Lease Arrangement with PFF

              The Company leases certain office equipment and office space under a noncancelable-operating lease from PFF expiring on December 2, 2005. Aggregate rentals under the lease are as follows:

              For the year ended December 31,

              2001 ......................................................     $ 9,000.00
              2002 ......................................................     $ 9,000.00
              2003 ......................................................     $ 9,000.00
              2004 ......................................................     $ 9,000.00
              2005 ......................................................     $ 9,000.00

              Rent expense for the year ended December 31, 2000 was $8,250.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Our Articles of Incorporation provides for indemnification of personal liability of our Directors to the fullest extent permitted to the maximum extent permitted under the applicable statute. Title 7 of the Colorado Revised Statutes, 1986 Replacement Volume ("CRS"), as amended, permits us to indemnify our directors, officers, employees, fiduciaries, and agents as follows:

         Section 7-109-102 of CRS permits a corporation to indemnify such persons for reasonable expenses in defending against liability incurred in any legal proceeding if:

         (a) The person conducted himself or herself in good faith;

         (b) The person reasonably believed:

                  (1) In the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation's best interests; and

                  (2) In all other cases, that his or her conduct was at least not opposed to the corporation's best interests; and

         (c) In the case of any criminal proceeding, the person had no reasonable cause to believe that his or her conduct was unlawful.

A corporation may not indemnify such person under this Section 7-109-102 of CRS:

         (a) In connection with a proceeding by or in the right of the corporation in which such person was adjudged liable to the corporation; or

         (b) In connection with any other proceeding charging that such person derived an improper benefit, whether or not involving action in an official capacity, in which proceeding such person was adjudged liable on the basis that he or she derived an improper personal benefit.

         Unless limited by the Articles of Incorporation, and there are not such limitations with respect to the Company, Section 7-109-103 of CRS requires that the corporation shall indemnify such a person against reasonable expenses who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because of his status with the corporation.

         Under Section 7-109-104 of CRS, the corporation may pay reasonable fees in advance of final disposition of the proceeding if:

         (a) Such person furnishes to the corporation a written affirmation of the such person's good faith belief that he or she has met the Standard of Conduct described in Section 7-109-102 of CRS;

         (b) Such person furnishes the corporation a written undertaking, executed personally or on person's behalf, to repay the advance if it is ultimately determined that he or she did not meet the Standard of Conduct in
Section 7-109-102 of CRS; and

         (c) A determination is made that the facts then known to those making the determination would not preclude indemnification.

         Under Section 7-109-106 of CRS, a corporation may not indemnify such person, including advanced payments, unless authorized in the specific case after a determination has been made that indemnification of such person is permissible in the circumstances because he met the Standard of Conduct under
Section 7-109-102 of CRS and such person has made the specific affirmation and undertaking required under the statute. The required determinations are to be made by a majority vote of a quorum of the Board of Directors, utilizing only directors who are not parties to the proceeding. If a quorum cannot be obtained, the determination can be made by a majority vote of a committee of the Board, which consists of at least two directors who are not parties to the proceeding. If neither a quorum of the Board nor a committee of the Board can be established, then the determination can be made either by the Shareholders or by independent legal counsel selected by majority vote of the Board of Directors.

         The corporation is required by Section 7-109-110 of CRS to notify the shareholders in writing of any indemnification of a director with or before notice of the next shareholders' meeting.

         Under Section 7-109-105 of CRS, such person may apply to any court of competent jurisdiction for a determination that such person is entitled under the statute to be indemnified from reasonable expenses.

         Under Section 7-107(1)(c) of CRS, a corporation may also indemnify and advance expenses to an officer, employee, fiduciary, or agent who is not a director to a greater extent than the foregoing indemnification provisions, if not inconsistent with public policy, and if provided for in the corporation's bylaw, general or specific action of the Board of Directors, or shareholders, or contract.

         Section 7-109-108 of CRS permits the corporation to purchase and maintain insurance to pay for any indemnification of reasonable expenses as discussed herein.

         The indemnification discussed herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under the Articles of Incorporation, any Bylaw, agreement, vote of shareholders, or disinterested directors, or otherwise, and any procedure provided for by any of the foregoing, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of heirs, executors, and administrators of such a person.

         Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange

Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expense incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         Other expenses in connection with the registration of the securities hereunder which will be paid by us will be substantially as follows:

Amount Payable                      Item
  by Company
S.E.C. Registration Fees                                             $   278.00
Accounting Fees and Expenses                                         $10,000.00*
State Securities Laws (Blue Sky)
Fees and Expenses                                                    $ 2,000.00*
Printing and Engraving                                               $10,000.00*
Legal Fees                                                           $15,000.00*
Miscellaneous                                                        $ 2,722.00*
                                                                     ----------

         TOTAL                                                       $40,000.00
                                                                     ==========

         *Represents an estimate for the purpose of this filing.

RECENT SALES OF UNREGISTERED SECURITIES.

         Since our inception on January 1, 2000, we have made transactions with our common stock for cash and services which were not registered under the Securities Act of 1933. We have issued our common shares as shown below:

On January 28, 2000, we issued 501,000 shares for cash, valued at $0.01 per share, to F. Jeffrey Krupka (450,900) and to Janet Brophy(50,100). On February 8, 2000, we issued 360,000 shares to Platinum Financial Fund for cash, valued at $0.01 per share.

In March, 2000, we issued 341,693 shares for cash in a private placement at $0.15 per share to the following persons and entities:

Name                                                                                  Number of Shares
F Jeffrey Krupka                                                                             1,805
Janet Brophy                                                                                 4,298
John Brophy                                                                                  6,232
F Jeffrey Krupka and Janet Brophy                                                            9,256
Platinum Financial Fund, LLC                                                                32,274
Cynthia Kettl                                                                                   80
Frank K. Krupka                                                                                 80
B7 Brand, LLC                                                                                3,274
Elsie Mae Aparicip                                                                           4,720
Noris A. & H. Jean Lusche                                                                    4,828
A.W. Zarlengo Revocable Trust                                                               15,214
Jack F. or Janice C. Ford                                                                    2,501
Jack Frank Ford Profit Sharing Plan                                                         30,669
Marlene M. Roben Trust                                                                      47,698
Mary C. Dragoo                                                                              16,652
Nancy M. Miller                                                                             18,489
Norman Lakin                                                                                 2,299
Richare or Norma Vesey, Trustee                                                             26,569
Robert M. Singer                                                                            27,688
Steven Carlson                                                                               6,495
Ted M. Gill                                                                                 15,475
The Irene Mathews Trust                                                                      3,914
The Miller Family Trust                                                                     24,976
The William C. Matthews Trust                                                                3,914
Thomas Vesey                                                                                 1,803
Norma Ward                                                                                  17,990
Howard W. Moore                                                                             12,500
                 Total                                                                     341,693

                 In May, 2000, we issued 106,604 shares for cash valued at $0.15 per share to James L. Sanderson(50,000) and Platinum Financial Fund, LLC.(56,604).

                 In September, 2000, we issued 505,000 shares for property and past services valued at $0.15 per share to the following persons and entities:

Name                                                                                  Number of Shares
Gary Emerson                                                                               200,000
Gregg Wagner                                                                               200,000
Robert Stewart                                                                               5,000
Langdon Limited Liability Company                                                           80,000
Veronica Brownell                                                                           20,000

                 Total                                                                     505,000

                 In October, 2000, we issued 400,000 shares for cash valued at $0.15 per share to the following persons and entities:

Name                                                                                  Number of Shares
Asset Realization, Inc.                                                                     90,000
James A. Krupka                                                                             30,000
Janet Brophy                                                                               100,000
P. Benjamin Krupka                                                                          30,000
Ryan Thomas                                                                                 15,000
R. K. Bunce                                                                                 10,000
Susan Willey                                                                                10,000
Wraith Moon House, LLC                                                                      15,000
Cape Aloe Corp                                                                             100,000

                 Total                                                                     400,000

                 In November, 2000, we issued 31,000 shares for cash valued at $0.15 per share upon the exercise of stock options to the following persons and entities:

Name                                                                                  Number of Shares
Cynthia Kettl                                                                                1,000
F. Jeffrey Krupka                                                                            5,000
Jacqueline S. Krupka                                                                        25,000

                 Total                                                                      31,000

                 From March, 2000 through December, 2000, we issued 847,328 shares as stock-based compensation, valued at $0.15 per share, to the following persons and entities:

Name                                                                                  Number of Shares
Shelby L. Summers                                                                            750
Ryan Thomas                                                                                  750
James A. Krupka                                                                              750
P. Benjamin Krupka                                                                           750
Kathy M. Martin                                                                              750
Rebecca E. Murr                                                                            1,500
Rachal M. Murr                                                                               750
Bethany D. Murr                                                                              750
James A. Murr                                                                                750
Melissa D. Murr                                                                              750
Alexandria C. Murr                                                                           750
Thomas A. Reid                                                                               750
Joel C. Krupka                                                                               750
Diana B. Krupka                                                                              750
Paul J. Krupka                                                                               750
Rebecca A. Schmidt                                                                         1,150
Cynthia Kettl                                                                               1,150
Jacqueline S. Krupka                                                                         750
Frank K. Krupka                                                                            1,150
B7 Brand, LLC                                                                              3,050
Cameron D. Summers                                                                           750
Cynthia Kettl                                                                             50,000
Pat Detko                                                                                 50,000
Graham Nott                                                                               10,000
Andy Rogowski                                                                              3,000
James Fox                                                                                 10,000
R.K. Bunce                                                                                 2,000
Joseph Murr                                                                              100,000
F. Jeffrey Krupka                                                                        100,000
Gary Emerson                                                                              86,164
Graham Nott                                                                              100,000
Gregg Wagner                                                                              11,164
Linda Wagner                                                                              50,000
Ky Wagner                                                                                 25,000
Ed J. Wagner                                                                               5,000
Kathleen Jensen                                                                            2,500
Ib Jensen                                                                                  2,500
Barbara Wagner                                                                             5,000
Robert Wagner                                                                             10,000
Lynne LaScola                                                                              5,000
James L. Sanderson                                                                       100,000
Stanley Hallman                                                                           50,000
Nancy P. Hallman                                                                          50,000

                 Total                                                                   847,328

                 In all of the transactions shown above, the issuance, delivery and sale of our common stock was made pursuant to the private offering exemption within the meaning of Section 4(2) of the Act; and we have issued stop transfer orders concerning the transfer of certificates representing all the common stock issued and outstanding as reported by the foregoing table. In some of the transactions, Section 4(6) of the Act and Rule 504 of the Act was also available to us as an exemption.

Exhibits.

                 The following is a complete list of Exhibits as part of the Registration Statement. Exhibit numbers correspond to the numbers in the Exhibit Table of Item 601(a) of Regulation S_K, which are incorporated herein:

     Exhibit
       No.        Description

       3.1        Articles of Incorporation of FJK Millennium Fund III, LTD.

       3.2 Articles of Amendment to Articles of Incorporation of FJK Millennium Fund III, LTD.

       3.3        Certificate of Correction of Litigation Factoring Group, Inc.

       3.4        Articles of Amendment to Litigation Factoring Group, Inc.

       3.5        By-Laws of Litigation Factoring Group, Inc.

       4.1        Employment Agreement
                  4.1.a Jeff Krupka
                  4.1.b Cynthia Kettl
                  4.1.c James Sanderson
                  4.1.d Gary Emerson
                  4.1.e Gregg Wagner
                  4.1.f Pat Detko

       5.0        Opinion of Counsel, David Wagner & Associates, P.C.

      24.1 Consent of Cordovano and Harvey, P.C. Independent Certified Public Accountants.

      24.2        Consent of David Wagner & Associates, P.C. (Included in
                  Exhibit 5).

         UNDERTAKINGS.

         A. To Deliver Certificates.

         The undersigned registrant hereby undertakes to provide certificates in such denominations and registered in such names to permit prompt delivery to each purchaser.

         B. Indemnification.

         Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of Denver, State of Colorado, on this 22nd day of February, 2001.


Color-Spec Technologies, Inc.

Dated:  02/22/01
      ---------------------------------------
By: /s/ F. Jeffrey Krupka
    -----------------------------------------
        F. Jeffrey Krupka
        President and Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933 as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Dated:  02/22/01
      ---------------------------------------
By: /s/ Cynthia Kettl
    -----------------------------------------
        Cynthia Kettl
        Director and Chief Financial Officer

Dated:  02/22/01
      ---------------------------------------
By: /s/ F. Jeffrey Krupka
    -----------------------------------------
        F. Jeffrey Krupka
        Director

Dated:  02/22/01
      ---------------------------------------
By: /s/ James L. Sanderson
    -----------------------------------------
        James L. Sanderson
        Director

Dated:  02/22/01
      ---------------------------------------
By: /s/ Gary Emerson
    -----------------------------------------
        Gary Emerson
        Director

Dated:  02/22/01
      ---------------------------------------
By: /s/ Gregg Wagner
    -----------------------------------------
        Gregg Wagner
        Director

                                 EXHIBIT INDEX

EXHIBIT
NUMBER            DESCRIPTION
-------           -----------

  3.1             Articles of Incorporation of FJK Millennium Fund III, LTD.

  3.2             Articles of Amendment to Articles of Incorporation of FJK
                  Millennium Fund III, LTD.

  3.3             Certificate of Correction of Litigation Factoring Group, Inc.

  3.4             Articles of Amendment to Litigation Factoring Group, Inc.

  3.5             By-Laws of Litigation Factoring Group, Inc.

  4.1             Employment Agreement
                  4.1.a Jeff Krupka
                  4.1.b Cynthia Kettl
                  4.1.c James Sanderson
                  4.1.d Gary Emerson
                  4.1.e Gregg Wagner
                  4.1.f Pat Detko

  5.0             Opinion of Counsel, David Wagner & Associates, P.C.

  24.1            Consent of Cordovano and Harvey, P.C. Independent Certified
                  Public Accountants.

  24.2            Consent of David Wagner & Associates, P.C. (Included in
                  Exhibit 5).